Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 28, 2014
NW Natural Reports 2013 & Q4 Results
Issues 2014 EPS Guidance
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•	Consolidated earnings were $2.24 per share on net income of $60.5 million for fiscal year 2013, compared to $2.18 per share and $58.8 million in 2012.

•	Customer growth rate increased to 1.3% in 2013, up from 0.9% in 2012.

•	Utility was again recognized for its overall service quality, earning the number one ranking in the West among large gas utilities in the 2013 JD Power & Associates customer satisfaction study.

•	Settlement reached in environmental insurance recovery litigation, with remaining settlement amounts of $102 million to be received during the first half of 2014.

•	Earnings guidance for 2014 is estimated to be in the range of $2.15 to $2.35 per share.
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PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), posted earnings per share of $2.24 on net income of $60.5 million, compared to $2.18 per share on net income of $58.8 million in 2012.

"Financial results for 2013 were in line with our expectations, and operationally it was an exceptional year," said Gregg Kantor, President and CEO. "We had a near seamless implementation of our new appointment window program, significant reductions in emergency response times, and completed our Sherwood Operations and Training Facility.  Across the board, we delivered for our customers and they recognized our efforts by giving us the highest score in the nation and the number one ranking in the West in the JD Power annual customer satisfaction survey."

Full-Year and Fourth Quarter Results
Consolidated Results
For the year ended Dec. 31, 2013, NW Natural earnings increased to $2.24 per share on net income of $60.5 million, compared to 2012 results of $2.18 per share on net income of $58.8 million. The increase over last year was primarily due to higher utility margin and a decrease in income tax expense related to a one-time tax charge taken in 2012, partially offset by higher operating expenses.

For the quarter ended Dec. 31, 2013, net income increased to $1.07 per share on net income of $29.0 million, compared to $1.04 per share on net income of $28.1 million for the same period in 2012. This quarterly increase compared to last year was also due to higher utility margin, partially offset by higher operating expenses.

Utility Results
For the year ended Dec. 31, 2013, utility operations provided $2.03 per share on net income of $54.9 million, compared to $2.01 per share on net income of $54.0 million for 2012. Utility operations were positively impacted by a $9.4 million increase in utility margin, which was primarily attributable to customer growth and rate-base return from our gas reserve and other tracked-in investments, as well as a $2.7 million one-time income tax charge taken in 2012 related to a rate case disallowance. Partially offsetting these factors were $10.1 million of higher operating expenses primarily related to operations and maintenance expense and depreciation and amortization expense.

For the fourth quarter of 2013, utility operations contributed net income of $27.8 million or $1.03 per share, compared to $26.6 million or $0.99 per share for the same quarter last year. Utility operations were positively impacted by a $7.1 million increase in utility margin, partly offset by a $4.2 million increase in operating expenses related to the same factors as the full-year expense increase.

Customer Growth. NW Natural's customer growth rate for the trailing 12-month period ended Dec. 31, 2013 was 1.3%, with the Company serving approximately 695,000 customers at year end. The Company added almost 9,000 net new customers in 2013, compared to 6,400 customers added in 2012.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Twelve Months Ended
(Dollars and therms in millions)	12/31/2013	12/31/2012	Change	% Change
Gas sales and transportation deliveries	1,146.4	1,111.8	34.6	3.1%
Utility margin	$353.9	$344.5	$9.4	2.7%

	Three Months Ended
(Dollars and therms in millions)	12/31/2013	12/31/2012	Change	% Change
Gas sales and transportation deliveries	375.0	326.2	48.8	15.0%
Utility margin	$114.7	$107.6	$7.1	6.6%

The increase in deliveries for 2013 compared to 2012 was mainly due to higher residential and commercial volumes reflecting weather that was 5% colder than a year ago and 3% colder than average. Volumes also increased in the fourth quarter of 2013 compared to 2012 with higher residential and commercial deliveries related to weather that was 25% colder than the previous year and 12% colder than average.

Both the 2013 year and fourth quarter comparative increases in utility margin were primarily due to customer growth, rate-base returns on our gas reserve and other tracked-in investments, and revenue timing differences from the 2012 Oregon rate case. These increases were offset in part by lower gains from gas cost incentive sharing and a lower overall revenue requirement from the 2012 Oregon rate case.

The revenue timing differences discussed above and in our quarterly updates in 2013 were the result of changes in monthly fixed charges and decoupling baselines from the 2012 Oregon rate case. Utility margin for 2013 includes the full impact of these timing differences.

Cold Weather Operations. The Company's utility gas distribution system performed well during the cold weather experienced in early December 2013 and early February 2014. During the February 2014 cold weather, NW Natural set a new daily volume sendout record of 9.0 million therms, with an average temperature of 21 degrees Fahrenheit.

Environmental Insurance Settlements. In early 2014, NW Natural settled with the remaining defendant insurance companies in the Company's environmental insurance recovery litigation, which sought insurance recovery for past and future environmental remediation expenses. The Company expects to receive the last of these settlement payments aggregating approximately $102 million in the first half of 2014. These recoveries will be used to offset past and future environmental expenditures with regulatory treatment determined through our site remediation and recovery mechanism (SRRM), the implementation of which is expected to be resolved later this year. These recoveries will improve our liquidity position in 2014, thus allowing us to reduce short-term borrowing and redeem the $50 million of medium-term notes due in July 2014 without the need for reissuance.

CNG Tariff Approved. In January 2014, NW Natural received approval from the Public Utility Commission of Oregon (OPUC) to offer a new service that allows NW Natural to install, own, and maintain high pressure gas compression equipment at business locations of customers who want to fuel their fleets with compressed natural gas (CNG) due to its price advantage and clean burning qualities. NW Natural filed this new tariff with the OPUC in June 2013 after receiving several requests from businesses interested in switching to, or expanding the number of, fleet vehicles fueled by natural gas. Costs associated with providing this service will be paid directly by the businesses using the service. The OPUC is scheduled to review the tariff in two years to understand the status of the CNG market at that time.

Gas Storage Results
For the year ended Dec. 31, 2013, the Company's gas storage segment contributed $0.21 per share on net income of $5.6 million, compared to $0.17 per share on net income of $4.5 million for 2012. For the fourth quarter of 2013, gas storage contributed net income of $1.1 million or $0.04 per share, compared to net income of $1.3 million or $0.05 per share for the same period in 2012. Results for 2013 reflected higher revenues from asset management services and lower operating costs.

In recent years, as a result of the abundant supply of natural gas in North America, natural gas prices have been lower and more stable, which has created a challenging gas storage environment. In late 2013 and early 2014, the country has seen significant storage withdrawals and gas price volatility due to the extreme cold weather nationally, but current storage values have been negatively impacted by the increase in spring and summer prices this year in anticipation of storage refill. The lack of summer/winter spreads has a direct impact on how much parties are willing to pay for storage. As a result of these current trends, the Company anticipates contracting at lower market prices than in previous years, especially for its California facility, where some multi-year contracts are expiring.
Consolidated Operating Expenses
Consolidated operating expenses, excluding cost of gas, were $242.5 million for 2013, compared to $233.1 million for 2012. For the fourth quarter of 2013, operating expenses were $63.4 million, compared to $59.5 million for the same period in 2012. The main drivers of the increase were higher utility operations and maintenance expense, as well as higher utility depreciation and amortization expense. Gas storage operating expenses were lower for both the year and fourth quarter primarily due to lower power costs and other operating expenses.

Operations and Maintenance Expense. Consolidated operations and maintenance expense for the year ended Dec. 31, 2013 was $136.6 million, compared to $129.5 million for 2012, or a 6% increase. Fourth quarter operations and maintenance expense increased by $3.1 million or 9% compared to the same period in 2012. The increases were primarily due to higher utility payroll expense, including incentive compensation, as well as higher system maintenance and safety program costs.

Partially offsetting these increases was a decrease in utility bad debt expense in the full-year period. Utility bad debt expense as a percent of revenues remained well below 0.5% of operating revenues for the years ended Dec. 31, 2013 and 2012.

Depreciation and Amortization Expense. Depreciation and amortization expenses were $75.9 million for 2013, compared to $73.0 million for 2012. For the fourth quarter of 2013 these expenses were $19.4 million, compared to $18.7 million for the same period in 2012. The increase for both the year and quarter was primarily due to an increase in utility depreciation expense for additions to utility plant primarily related to customer growth, system improvements, and training facilities.

Cash Flows
Cash provided by operations was $176.4 million for 2013, compared to $168.8 million for 2012. The increase reflected higher net income and positive changes in working capital. In addition, lower contributions to qualified defined benefit pension plans contributed to the positive variance. The Company expects a significant benefit to cash flows in 2014 due to the $102 million from insurance settlements as discussed previously.

2014 Earnings Guidance
The Company is providing earnings guidance to be in the range of $2.15 to $2.35 per share for 2014. The Company’s 2014 earnings guidance assumes a continued economic recovery, customer growth from our utility segment, average weather conditions, re-contracting available storage capacity at current market prices, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46 cents a share on the Company’s common stock. The dividends were paid Feb. 14, 2014 to shareholders of record on Jan. 31, 2014. The Company’s indicated annual dividend rate is $1.84 per share.

Presentation of Results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents per share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 28, 2014 to review the Company's financial and operating results for the year and three months ended Dec. 31, 2013.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10039262). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, timing or receipt of environmental settlement payments, levels and pricing of gas storage contracts, financial positions, capital expenditures, free cash flow levels, revenues and earnings and timing thereof, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 695,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.0 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #
Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: rsh@nwnatural.com

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	12/31/13	12/31/12	Change	% Change
Income from operations	$59,244	$56,471	$2,773	5%
Net income	29,006	28,147	859	(3)

Diluted average shares of common stock outstanding	27,069	26,960	109	—%
Basic earnings per share of common stock	$1.07	$1.05	$0.02	2
Diluted earnings per share of common stock	1.07	1.04	0.03	3

	Twelve Months Ended
In thousands, except per share amounts	12/31/13	12/31/12	Change	% Change
Income from operations	$142,746	$142,180	$566	—%
Net income	60,538	58,779	1,759	3

Diluted average shares of common stock outstanding	27,027	26,907	120	—%
Basic earnings per share of common stock	$2.24	$2.19	$0.05	2
Diluted earnings per share of common stock	2.24	2.18	0.06	3

As reported in the first quarter of 2013, prior period amounts have been revised in the financial statements presented here to correct the error related to the rate used to calculate interest on regulatory assets. This error was not material to any annual or interim period. See Note 16 in the Form 10-K for the period ended Dec. 31, 2013, which we expect to file on or about Feb. 28, 2014 for more information.

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	December 31,	December 31,
In thousands	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$9,471	$8,923
Accounts receivable	81,889	61,229
Accrued unbilled revenue	61,527	56,955
Allowance for uncollectible accounts	(1,656)	(2,518)
Regulatory assets	22,635	52,448
Derivative instruments	5,311	1,950
Inventories	60,669	67,602
Gas reserves	20,646	14,966
Income taxes receivable	3,534	2,552
Deferred income taxes	45,241	—
Other current taxes	21,181	19,592
Total current assets	330,448	283,699
Non-current assets:
Property, plant, and equipment	2,918,739	2,786,008
Less: Accumulated depreciation	855,865	812,396
Total property, plant, and equipment, net	2,062,874	1,973,612
Gas reserves	121,998	84,693
Regulatory assets	369,603	382,255
Derivative instruments	1,880	3,639
Other investments	67,851	67,667
Restricted cash	4,000	4,000
Other non-current assets	12,257	13,555
Total non-current assets	2,640,463	2,529,421
Total assets	$2,970,911	$2,813,120
Liabilities and equity:
Current liabilities:
Short-term debt	$188,200	$190,250
Current maturities of long-term debt	60,000	—
Accounts payable	96,126	85,613
Taxes accrued	10,856	9,588
Interest accrued	7,103	5,953
Regulatory liabilities	28,335	20,792
Derivative instruments	1,891	10,796
Other current liabilities	40,280	45,444
Total current liabilities	432,791	368,436
Long-term debt	681,700	691,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	532,036	444,377
Regulatory liabilities	303,485	288,113
Pension and other postretirement benefit liabilities	149,354	215,792
Derivative instruments	615	578
Other non-current liabilities	119,058	74,497
Total deferred credits and other non-current liabilities	1,104,548	1,023,357
Equity:
Common stock	364,549	356,571
Retained earnings	393,681	382,347
Accumulated other comprehensive loss	(6,358)	(9,291)
Total equity	751,872	729,627
Total liabilities and equity	$2,970,911	$2,813,120

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2013	2012
Operating activities:
Net income	$60,538	$58,779
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	75,905	73,017
Regulatory amortization of gas reserves	11,089	6,340
Deferred tax liabilities, net	46,483	42,079
Non-cash expenses related to qualified defined benefit pension plans	5,666	5,448
Contributions to qualified defined benefit pension plans	(11,700)	(23,500)
Deferred environmental expenditures, net of recoveries	(16,679)	(12,503)
Other	(2,580)	(2,350)
Changes in assets and liabilities:
Receivables	(26,094)	22,170
Inventories	6,933	6,761
Taxes accrued	286	3,334
Accounts payable	7,422	(602)
Interest accrued	1,150	96
Deferred gas costs	(5,245)	(17,644)
Other, net	23,216	7,413
Cash provided by operating activities	176,390	168,838
Investing activities:
Capital expenditures	(138,924)	(132,029)
Utility gas reserves	(54,077)	(54,085)
Proceeds from sale of assets	8,638	—
Other	2,231	1,437
Cash used in investing activities	(182,132)	(184,677)
Financing activities:
Common stock issued, net	5,964	6,758
Long-term debt issued	50,000	50,000
Long-term debt retired	—	(40,000)
Change in short-term debt	(2,050)	48,650
Cash dividend payments on common stock	(49,204)	(48,007)
Other	1,580	1,528
Cash provided by financing activities	6,290	18,929
Increase in cash and cash equivalents	548	3,090
Cash and cash equivalents, beginning of period	8,923	5,833
Cash and cash equivalents, end of period	$9,471	$8,923

Supplemental disclosure of cash flow information:
Interest paid	$44,022	$43,061
Income taxes paid	870	2,979

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Fourth Quarter and Year - 2013

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Operating revenues	$260,748	$229,476	14%	$758,518	$730,607	4%

Operating expenses:
Cost of gas	138,142	113,512	22	373,298	355,335	5
Operations and maintenance	37,003	33,934	9	136,613	129,477	6
General taxes	6,928	6,872	1	29,956	30,598	(2)
Depreciation and amortization	19,431	18,687	4	75,905	73,017	4
Total operating expenses	201,504	173,005	16	615,772	588,427	5
Income from operations	59,244	56,471	5	142,746	142,180	—
Other income and expense, net	1,399	887	58	4,669	3,159	48
Interest expense, net	11,629	10,994	6	45,172	43,157	5
Income before income taxes	49,014	46,364	6	102,243	102,182	—
Income tax expense	20,008	18,217	10	41,705	43,403	(4)
Net income	$29,006	$28,147	3	$60,538	$58,779	3

Common shares outstanding:
Average diluted for period	27,069	26,960		27,027	26,907
End of period	27,075	26,917		27,075	26,917

Per share information:
Diluted earnings per share	$1.07	$1.04		$2.24	$2.18
Dividends declared per share of common stock	0.460	0.455		1.83	1.79
Book value per share, end of period	27.77	27.11		27.77	27.11
Market closing price, end of period	42.82	44.20		42.82	44.20

Capital structure, end of period:
Common stock equity	44.7%	45.3%		44.7%	45.3%
Long-term debt	40.5	42.9		40.5	42.9
Short-term debt (including amounts due in one year)	14.8	11.8		14.8	11.8
Total	100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	694,873	685,941	1.3%	694,873	685,941	1.3%
Utility volumes - therms:
Residential and commercial sales	245,877	200,469		671,906	637,885
Industrial sales	129,134	125,760		474,525	473,884
Total utility volumes sold and delivered	375,011	326,229		1,146,431	1,111,769
Utility operating revenues:
Residential and commercial sales	$239,145	$207,497		$673,250	$642,337
Industrial sales	19,507	18,489		68,880	70,020
Other revenues	683	874		4,054	5,935
Less: Revenue taxes	6,460	5,742		19,002	18,430
Total utility operating revenues	252,875	221,118		727,182	699,862
Less: Cost of gas	138,142	113,512		373,298	355,335
Utility margin	$114,733	$107,606		$353,884	$344,527
Degree days:
Average (25-year average)	1,599	1,608		4,240	4,279
Actual	1,798	1,435	25%	4,379	4,152	5%
Percent colder (warmer) than average weather	12%	(11)%		3%	(3)%